Exhibit 99.1

Investor Contact: Berkman Associates (310)826-5051 info@BerkmanAssociates.com	Company Contact: Chuck Hunter, CEO (760) 448 — 9700 xenonics@xenonics.com
Xenonics Fiscal 2008 Revenue Doubled To $10.2 Million
CARLSBAD, CALIFORNIA — December 17, 2008 — XENONICS HOLDINGS, INC. (AMEX:XNN) announced today that revenue for the fiscal year ended September 30, 2008 increased 104% to $10.2 million from $5.0 million for fiscal 2007. The net loss for fiscal 2008 narrowed to $1.4 million, or $0.07 per share, which included $963,000 in R&D expenses and $241,000 in non-cash stock-based compensation expenses. For fiscal 2007, the net loss was $4.0 million, or $0.22 per share.
“Xenonics’ improved operating performance for fiscal 2008 versus fiscal 2007 was driven by higher shipments of our NightHunter high-intensity illumination devices to U.S. Army, U.S. Marines and military distributors, and sales of our patented SuperVision high-definition night vision products to more than 100 police and government agencies throughout the United States. Looking forward, with more than $11 million in Operational Needs Statements requesting funding for purchases of NightHunter 3 already submitted by military units, and the growth we are generating in our SuperVision customer base in both the U.S. and abroad, we believe that revenue can double again in fiscal 2009 and the Company can deliver a profit for the year,” said Chief Executive Officer Chuck Hunter.
The CEO noted that selling, general and administrative expenses for fiscal 2008 decreased 18% to $4,926,000 compared to $6,007,000 for fiscal 2007, while R&D expenses increased 35% to support the development of new products, including NightHunter 3, NightHunter Snyper, NightHunter Tactical IR, SuperVision Tactical Package and SuperVision Long Range Surveillance System. “New products that enhance the capabilities of our customers in the field and help them do their jobs better and more safely are an important part of our growth strategy,” Hunter said.
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EST this morning to discuss its fiscal 2008 results. The dial in number is (866) 788-0545 and the passcode is 41164402. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode 61004264, after 1:00 p.m. EST.
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2236 Rutherford Road Suite 123 Carlsbad, CA 92008
(760) 448 9700 fax (760) 438 1184 www.xenonics.com email xenonics@xenonics.com

Xenonics Fiscal 2008 Revenue Doubled To $10.2 Million
December 17, 2008
Page Two
About Xenonics
Xenonics Holdings, Inc. (AMEX:XNN) develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
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XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended
	September 30,
	2008	2007
Rounded in thousands, except per share amounts	(audited)

Revenue	$10,168,000	$4,984,000

Cost of goods sold	5,728,000	2,366,000

Gross profit	4,440,000	2,618,000

Selling, general and administrative	4,926,000	6,007,000

Research and development	963,000	713,000

Loss from operations	(1,449,000)	(4,102,000)

Other income (expense):
Interest income	60,000	71,000
Interest expense	—	(1,000)

Loss before provision for income taxes	(1,389,000)	(4,032,000)

Income tax provision	2,000	2,000

Net loss	$(1,391,000)	$(4,034,000)

Net loss per share: Basic and diluted	$(0.07)	$(0.22)

Weighted average shares outstanding
Basic and diluted	19,948,000	18,016,000

XENONICS HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
	2008	2007
Rounded in thousands, except par value
Assets
Current Assets:
Cash	$325,000	$2,388,000
Accounts receivable, net	954,000	305,000
Inventories	1,745,000	2,635,000
Other current assets	375,000	365,000

Total Current Assets	3,399,000	5,693,000

Investments in marketable securities	1,000,000	—
Equipment, furniture and fixtures, net	161,000	215,000

Total Assets	$4,560,000	$5,908,000

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$539,000	$892,000
Accrued expenses	94,000	123,000
Accrued payroll and related taxes	173,000	151,000

Total Current Liabilities	806,000	1,166,000

Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 20,296,000 shares issued and 20,184,000 shares outstanding at September 30, 2008; 19,952,000 issued and 19,839,000 shares outstanding at September 30, 2007	20,000	20,000
Additional paid-in capital	23,744,000	23,341,000
Accumulated deficit	(19,704,000)	(18,313,000)

	4,060,000	5,048,000
Less treasury stock, at cost, 113,000 shares	(306,000)	(306,000)

Total Shareholders’ Equity	3,754,000	4,742,000

Total Liabilities and Shareholders’ Equity	$4,560,000	$5,908,000